SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     internet.com(TM) Index Fund, Inc.

Address of Principal Business Office (No. & Street, City, State and Zip Code):

          c/o Reich & Tang Asset Management L.P.
          600 Fifth Avenue, New York, New York  10020

Telephone Number (including area code):     (212) 830-5296

Name and Address of agent for service of process:

          Bernadette N. Finn
          c/o Reich & Tang Asset Management L.P.
          600 Fifth Avenue
          New York, New York  10020

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

               YES     X               NO ___

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                                   SIGNATURES

Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 13th day of May, 1999.


                    Signature:      internet.com Index Fund, Inc.


                                    By:  /s/Bernadette N. Finn
                                         ----------------------------
                                         Bernadette N. Finn
                                         Director

Attest:  /s/ Richard I. Weiner